Exhibit 99.1

SOLAREDGE TO ACQUIRE KOKAM, A PROVIDER OF LI-ION CELLS,
BATTERIES, AND ENERGY STORAGE SOLUTIONS

FREMONT, CALIFORNIA AND SEOUL, KOREA — October 11, 2018 —

SolarEdge Technologies, Inc. (“SolarEdge”) (NASDAQ: SEDG), a global leader in smart energy technology, announced today that it has entered into definitive agreements to acquire a major stake in Kokam Co., Ltd.  Headquartered in South Korea, Kokam is a provider of Lithium-ion battery cells, batteries and energy storage solutions.

Founded in 1989, Kokam has been manufacturing Lithium-ion cells and providing reliable, safe, high-performance battery solutions for the past twenty-nine years. Kokam provides battery solutions for a wide-variety of industries, including ESS (energy storage systems), UPS, electric vehicles (EV), aerospace, marine and more.

“The acquisition of Kokam will enable us to grow our offering, adding already proven battery storage to our product portfolio,” said Guy Sella, CEO, Chairman and Founder of SolarEdge. “Our technological innovation combined with Kokam’s world-class team and renowned battery storage solutions, will enable seamless integration with our current solutions, taking us a further step toward making solar installations smarter and more beneficial.”

The acquisition of approximately 75% of outstanding equity shares of Kokam reflects an aggregate investment of approximately $88 million, including related transaction expenses. The transaction is subject to customary closing conditions and is expected to close in the coming weeks. Over time, the Company intends to purchase the remaining outstanding equity shares of Kokam that are currently listed on the Korean over the counter exchange through open-market purchases and otherwise, eventually resulting in Kokam becoming a wholly-owned subsidiary of SolarEdge.

About SolarEdge Technologies
SolarEdge is a global leader in smart energy technology. By leveraging world-class engineering capabilities and with a relentless focus on innovation, SolarEdge creates smart energy solutions that power our lives and drive future progress. SolarEdge developed an intelligent inverter solution that changed the way power is harvested and managed in photovoltaic (PV) systems. The SolarEdge DC optimized inverter seeks to maximize power generation while lowering the cost of energy produced by the PV system. Continuing to advance smart energy, SolarEdge addresses a broad range of energy market segments through its PV, storage, EV charging, UPS, and grid services solutions. SolarEdge is online at solaredge.com

About Kokam Co., Ltd.
With a globally acknowledged and proprietary manufacturing technology, Kokam Co., Ltd has provides a wide range of lithium ion battery solutions to customers in over 50 countries and many different industries, including the Electric Vehicle (EV), Energy Storage System (ESS), aerospace, marine, and industrial markets. With over 60 battery-related patents and a total of 708-megawatt hours of field performance, Kokam is a proven leader in providing innovative battery solutions. For more information, please visit www.kokam.com.

Investor Contacts
SolarEdge Technologies, Inc.
Ronen Faier, Chief Financial Officer
+1 510-498-3263
investors@solaredge.com

Sapphire Investor Relations, LLC
Erica Mannion or Michael Funari
+1 617-542-6180
investors@solaredge.com